Exhibit 99.1

NEWS RELEASE Media Contact: David W. Carter, dwcarter@magellanhealth.com, (860) 507-1909 Investor Contact: Renie Shapiro, rshapiro@magellanhealth.com, (877) 645-6464

MAGELLAN HEALTH SERVICES REPORTS

FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

- Board of Directors Authorizes $100 Million Increase in Share Repurchase Program -

AVON, Conn. — February 24, 2011 — Magellan Health Services, Inc. (NASDAQ: MGLN) today reported financial results for the fourth quarter and full year 2010, as summarized below.  The company also announced that its Board of Directors, which had approved a share repurchase program of up to $350 million for the purchase of outstanding common stock last July, has increased the program by an additional $100 million.  For the year ended December 31, 2010, the Company reported net revenue of $2,969.2 million, segment profit of $291.1 million, and net income of $138.7 million or $4.03 per diluted common share.  Segment profit represents income from operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, and income taxes.

Financial Results

Financial Results at a Glance
	Three Months Ended December 31			Year Ended December 31
(Millions, Except per share results)	2010	2009	Change	2010	2009	Change
Revenue	$749.2	$718.9	$30.3	$2,969.2	$2,641.8	$327.4
Segment Profit	61.2	76.9	(15.7)	291.1	227.2	63.9
Net Income	32.9	43.7	(10.8)	138.7	106.7	32.0
Earnings per Share	0.95	1.25	(0.30)	4.03	3.01	1.02

“Magellan had a strong fourth quarter and completed a successful year in 2010,” said René Lerer, M.D., chairman and chief executive officer.  “Our success was rooted in providing excellent service to customers and consumers, supporting them by developing new and innovative approaches to clinical quality management and cost effectiveness.  Magellan has an unwavering commitment to innovation, which was evident throughout the year.  It allowed us to solidify our industry leadership by winning new sales opportunities, developing new products and services, continuing the diversification of our business, and expanding our presence in the increasingly important Medicaid market.  The company also delivered on its commitment to maximize shareholder value.

“We are off to a strong start for 2011.  Our recently announced agreement with Blue Shield of California to manage behavioral health and employee assistance for nearly 2 million of their members beginning on January 1, 2012, is recognition of our significant expertise.  We continue to have the right solutions for customers — in behavioral health, specialty pharmaceutical, radiology benefits and Medicaid administration management — that will help make quality health care more affordable and bring clinical excellence into the lives of the people entrusted to our care.”

Magellan Health Services—55 Nod Road, Avon CT 06001—www.MagellanHealth.com

“2010 was a year marked by successful operational execution across the company, with our business segments focused on new sales, customer retention and product innovation,” said Karen S. Rohan, Magellan’s president.  “We delivered products and services tailored to customers looking for customized solutions.  This was particularly true as we partnered with state and local governments to assist them in effectively managing their health care costs in the face of ongoing fiscal challenges.  Similarly, we are working with health plans across the country to understand and adapt to post health care reform realities.”

Outlook

“Our financial performance in 2010 was highlighted by superior revenue and earnings growth,” said Jonathan N. Rubin, chief financial officer.  “We ended the year with a strong balance sheet, no debt and $421.8 million of unrestricted cash and investments, after approximately $149.8 million of share repurchases during the year.  The increased share repurchase authorization by our Board of Directors is a sign of confidence in our strategy, cash flow and financial profile, as well as a continued commitment to maximize shareholder value.  Magellan’s strong financial position will allow us to capitalize on opportunities to invest for future business growth.”

Management affirmed its 2011 guidance ranges for net income of $99.5 to $116.5 million, and segment profit of $245 to $265 million, and revised its guidance for diluted earnings per share in the range of $2.93 to $3.43.  The revised EPS guidance contemplates share activity through February 23, 2011, but excludes the impact of potential future share repurchases.

Earnings Results Conference Call

Management will host a conference call at 10:00 a.m. Eastern Time on Thursday, February 24, 2011.  To participate in the conference call, interested parties should call 1-888-566-8408 and reference the passcode Fourth Quarter Earnings Call 2010 approximately 15 minutes before the start of the call.  The conference call will also be available via a live Webcast at Magellan’s investor relations page at www.MagellanHealth.com.

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc., is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve.  Magellan’s customers include health plans, employers and government agencies, serving approximately 31.4 million members in our behavioral health business, 18.1 million members in our radiology benefits management segment, and 4.9 million members in our medical pharmacy management product.  In addition, the specialty pharmaceutical segment serves 43 health plans and several pharmaceutical manufacturers and state Medicaid programs.  The company’s Medicaid Administration segment serves 25 states and the District of Columbia.  For more information, visit www.MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties.  All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding estimates of 2011 net income, segment profit, earnings per share, and strategy. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 26, 2010, the Company’s subsequent Quarterly Reports on Form 10-Q filed during 2010, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, expected to be filed with the Securities and Exchange Commission and posted on the Company’s website on Friday, February 25, 2011. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit information referred to herein may be considered a non-GAAP financial measure.  Further information regarding this measure, including the reasons management considers this information useful to investors will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010 (1)	2009	2010 (1)
	(unaudited)	(unaudited)

Net revenue	$718,909	$749,210	$2,641,814	$2,969,240

Cost and expenses:
Cost of care	455,540	491,668	1,765,313	1,907,985
Cost of goods sold	51,839	52,492	203,336	218,630
Direct service costs and other operating expenses (2)	137,678	147,130	465,710	566,582
Depreciation and amortization	13,555	13,075	47,268	54,682
Interest expense	690	482	2,424	2,233
Interest income	(985)	(809)	(6,245)	(3,275)
	658,317	704,038	2,477,806	2,746,837
Income from operations before income taxes	60,592	45,172	164,008	222,403
Provision for income taxes	16,867	12,244	57,337	83,744
Net income	43,725	32,928	106,671	138,659
Other comprehensive income (loss)	110	(126)	(58)	(105)
Comprehensive income	$43,835	$32,802	$106,613	$138,554

Weighted average number of common shares outstanding — basic	34,717	33,971	35,248	33,779
Weighted average number of common shares outstanding — diluted	34,972	34,730	35,416	34,441

Net income per common share — basic	$1.26	$0.97	$3.03	$4.10
Net income per common share — diluted	$1.25	$0.95	$3.01	$4.03

(1) The Company’s Annual Report on Form 10-K will be filed with the SEC on February 25, 2011.  For additional information in regards to Magellan’s results for the quarterly period and year ended December 31, 2010, refer to the Annual Report and the live broadcast of the Company’s earnings conference call on February 24, 2011, or the taped replay that will be available at www.MagellanHealth.com.

(2) Includes stock compensation expense of $3,058 and $3,272 for the three months ended December 31, 2009 and 2010, respectively, and $19,782 and $15,102 for the years ended December 31, 2009 and 2010, respectively.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2009	2010 (1)

Cash flows from operating activities:
Net income	$106,671	$138,659

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,268	54,682
Non-cash interest expense	899	569
Non-cash stock compensation expense	19,782	15,102
Non-cash income tax expense	30,033	42,251
Cash flows from changes in assets and liabilities, net of effects from acquisitions of businesses:
Restricted cash (2)	32,736	42,925
Accounts receivable, net	(3,328)	3,262
Other assets	(8,936)	(17,194)
Accounts payable and accrued liabilities	(2,908)	14,447
Medical claims payable and other medical liabilities	(7,495)	3,638
Other	3,851	10,600
Net cash provided by operating activities	218,573	308,941

Cash flows from investing activities:
Capital expenditures	(33,220)	(46,162)
Purchase of investments	(299,357)	(291,289)
Maturity of investments	298,556	226,957
Acquisitions and investments in businesses, net of cash acquired	(115,438)	—
Net cash used in investing activities	(149,459)	(110,494)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(3)	(1,120)
Payments to acquire treasury stock	(89,667)	(149,805)
Proceeds from exercise of stock options and warrants	2,580	92,876
Tax benefit from exercise of stock options and vesting of stock awards	2,917	1,121
Other	(259)	(847)
Net cash used in financing activities	(84,432)	(57,775)

Net (decrease) increase in cash and cash equivalents	(15,318)	140,672
Cash and cash equivalents at beginning of period	211,825	196,507
Cash and cash equivalents at end of period	$196,507	$337,179

(1) The Company’s Annual Report on Form 10-K will be filed with the SEC on February 25, 2011.

(2)  Includes the net shift of restricted funds between cash and investments that results in an operating cash flow change that is directly offset by an investing cash flow change.  During the years ended December 31, 2009 and December 31, 2010, $38,512 and $36,701, respectively, of restricted cash was shifted to restricted investments that resulted in an operating cash flow source.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS BY BUSINESS SEGMENT

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009 (1)	2010

Net revenue
- Commercial	$169,136	$164,267	$650,139	$652,221
- Public Sector	361,052	360,512	1,362,420	1,442,093
- Radiology Benefits Management	82,848	123,006	305,251	454,105
- Specialty Pharmaceutical Management	67,426	65,906	259,745	270,646
- Medicaid Administration (2)	38,447	54,980	64,259	176,283
- Elimination (2)	—	(19,461)	—	(26,108)
Total net revenue	718,909	749,210	2,641,814	2,969,240

Cost of care
- Commercial	86,602	99,375	351,270	365,115
- Public Sector (2)	312,302	315,847	1,208,451	1,246,779
- Radiology Benefits Management	56,636	78,305	205,592	298,516
- Medicaid Administration	—	17,602	—	23,683
- Elimination (2)	—	(19,461)	—	(26,108)
Total cost of care	455,540	491,668	1,765,313	1,907,985

Cost of goods sold - Specialty Pharmaceutical Management	51,839	52,492	203,336	218,630

Direct service costs and other operating expenses
- Commercial	37,904	40,938	152,280	156,278
- Public Sector	17,189	17,018	67,835	67,577
- Radiology Benefits Management	13,345	20,067	51,732	67,672
- Specialty Pharmaceutical Management	6,121	6,831	24,901	26,368
- Medicaid Administration	32,736	29,757	54,874	124,312
- Corporate	30,383	32,519	114,088	124,375
	137,678	147,130	465,710	566,582

Stock compensation expense (3)
- Commercial	(222)	(158)	(953)	(714)
- Public Sector	(134)	(160)	(690)	(714)
- Radiology Benefits Management	(314)	(362)	(1,260)	(1,485)
- Specialty Pharmaceutical Management	(736)	(59)	(5,383)	(424)
- Medicaid Administration	331	2	(27)	(74)
- Corporate	(1,983)	(2,535)	(11,469)	(11,691)
Total stock compensation expense	(3,058)	(3,272)	(19,782)	(15,102)

Segment profit (loss)
- Commercial	44,852	24,112	147,542	131,542
- Public Sector	31,695	27,807	86,824	128,451
- Radiology Benefits Management	13,181	24,996	49,187	89,402
- Specialty Pharmaceutical Management	10,202	6,642	36,891	26,072
- Medicaid Administration	5,380	7,619	9,412	28,362
- Corporate and Elimination	(28,400)	(29,984)	(102,619)	(112,684)
Total segment profit	$76,910	$61,192	$227,237	$291,145

Reconciliation of segment profit to income from operations before income taxes:
Segment profit	$76,910	$61,192	$227,237	$291,145
Stock compensation expense	(3,058)	(3,272)	(19,782)	(15,102)
Depreciation and amortization	(13,555)	(13,075)	(47,268)	(54,682)
Interest expense	(690)	(482)	(2,424)	(2,233)
Interest income	985	809	6,245	3,275
Income from operations before income taxes	$60,592	$45,172	$164,008	$222,403

(1) Included in Medicaid Administration are the results of First Health Services since its acquisition on July 31, 2009.

(2) Effective September 1, 2010, Public Sector has subcontracted with Medicaid Administration to provide pharmacy benefits management services on a risk basis for one of Public Sector’s customers.  As such, revenue and cost of care related to this intersegment arrangement are eliminated.

(3) Stock compensation expense is included in direct service costs and other operating expenses; however, this amount is excluded from the computation of segment profit since it is managed on a consolidated basis.